Exhibit 99.1

1999 AFLAC ASSOCIATE

STOCK BONUS PLAN

EFFECTIVE AS OF JULY 1, 1999

AMENDED AS OF AUGUST 20, 2007

1999 AFLAC ASSOCIATE STOCK BONUS PLAN

The 1999 Aflac Associate Stock Bonus Plan is effective as of July 1, 1999 and amended as of August 20, 2007, as follows:

ARTICLE I

DEFINITIONS

As used herein, the following words and phrases shall have the meaning indicated unless otherwise defined or required by the context:

1.1 "Active Association" shall mean the performance of services by an Associate, Soliciting Broker, Sales Coordinator or Special Associate, who is properly licensed by the applicable regulatory authority, pursuant to a written contract with the Plan Sponsor for the solicitation of applications for certain insurance products of the Plan Sponsor, prior to the effective date of any termination of such contract whether for cause or without cause. Active Association shall also include a period of employment as an employee of the Plan Sponsor to the extent that such employment immediately precedes or follows a period of Active Association as it is defined above.

1.2 "Allocation Date" shall mean, with respect to each month, a day, determined in the discretion of the Stock Bonus Management Committee, not later than 45 days following the end of such month.

1.3 "Associate" shall mean any person or entity associated with the Plan Sponsor pursuant to an Associate's contract pertaining to services in the United States, its territories and possessions, and any other location or country designated by the Plan Sponsor, who is paid on a commission basis and whose Active Association with the Plan Sponsor has not been terminated.

1.4 "Board" shall mean the Board of Directors of American Family Life Assurance Company of Columbus or of American Family Life Assurance Company of New York, as the case may be.

1.5 "Bonus Policy/Policies" shall mean those insurance policies issued by the Plan Sponsor that the Plan Sponsor, acting in its sole discretion, designates as "Bonus Policies." "Bonus Policies" shall not include conversions, upgrades or riders made effective as of a date later than twelve months from the original Issue Date on policies otherwise designated as a "Bonus Policy," unless the Plan Sponsor shall provide otherwise.

1.6 "Commencement Date" shall mean the date on which one first begins Active Association.

1.7 "First Year Premiums" shall mean premiums scheduled to be received for the first twelve months of coverage after a Bonus Policy sold by a Participant is issued at the home office of the Plan Sponsor.

 1.8 "Issue Date" shall mean the date on which a Bonus Policy is made effective.

1.9 "New Business Transmittal" shall mean the new business transmittal form that is submitted to the Plan Sponsor with each application for a policy and which includes information concerning all Associates sharing commissions with respect to such policy.

1.10 "Paid to Date" shall mean the date to which coverage provided by a policy shall remain in force based on premiums applied by the Plan Sponsor to the policy.

1.11 "Participant" shall mean any Associate, Soliciting Broker, Sales Coordinator or Special Associate participating in this Plan.

1.12 "Plan" shall mean the 1999 Aflac Associate Stock Bonus Plan, as contained herein and as amended from time to time.

1.13 "Plan Sponsor" shall mean the American Family Life Assurance Company of Columbus, a Georgia corporation, American Family Life Assurance Company of New York, a New York corporation, and any subsidiary or affiliate corporation that may hereafter adopt the Plan with the permission of their respective Boards.

1.14 "Sales Coordinator" shall mean any Associate who is also providing services to the Plan Sponsor pursuant to a contract as a District Sales Coordinator, Regional Sales Coordinator, or State Sales Coordinator, and who is paid on a commission basis.

1.15 "Soliciting Broker" shall mean any Associate who is also providing services to the Plan Sponsor pursuant to a standardized Soliciting Broker contract and who is paid on a commission basis.

1.16 "Special Associate" shall mean any person or entity associated with the Plan Sponsor pursuant to a special written agreement, who is engaged in the sale of the products of the Plan Sponsor and is paid on a commission basis, and whose Active Association with the Plan Sponsor has not been terminated.

1.17 "Stock" or "Shares of Stock" shall mean the common stock of Aflac Incorporated.

1.18 "Stock Bonus Management Committee" shall mean the committee which shall oversee the operation of the Plan and shall be composed of the Plan Sponsor's Executive Vice President in charge of domestic operations, its Director of Marketing and its Chief Accounting Officer, and/or such other persons as designated from time to time by the Board. The Board may remove any member of this committee at any time in its absolute discretion.

1.19 "Vested for Commission" shall mean that a Participant has a vested right, pursuant to the terms of the Participant's Associates Agreement, to receive renewal commissions that are payable on policies sold by the Participant (regardless of whether such vested amount is less than 100%, or is for a limited time period).

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 CONDITIONS OF ELIGIBILITY. Each Associate, Soliciting Broker and Sales Coordinator is eligible to become a Participant in the Plan. Special Associates shall be eligible to participate in this Plan only if so provided in the written agreement between the Special Associate and the Plan Sponsor.

2.2 PARTICIPATION. Any Associate, Soliciting Broker, Sales Coordinator or, subject to Section 2.1, any Special Associate, shall become a Participant under the following circumstances: (i) if such individual was a Participant under either the Aflac New York Associate Stock Bonus Plan, effective as of January 1, 1999, or the Aflac Associate Stock Bonus Plan, amended and restated as of January 1, 1999, as of the termination date of such Plans, such individual shall automatically become a Participant on the effective date of this Plan, or (ii) if such individual's Commencement Date is on or after July 1, 1999, such individual shall automatically become a Participant upon his or her Commencement Date. If an individual was qualified to be a Participant under either the Aflac New York Associate Stock Bonus Plan or the Aflac Associate Stock Bonus Plan but opted not to become a Participant prior to February 11, 2003, and such individual qualifies to participate in this Plan, such individual must notify the Plan Sponsor in writing that he or she opts to enroll in the Plan. Such individual will become enrolled within 30 days of the receipt by the Plan Sponsor of such notice.

2.3 ACCEPTANCE. The Plan shall not be deemed to constitute a contract between the Plan Sponsor and the Participant or to be consideration, or an inducement, for the association of any Participant. No provision of the Plan shall be deemed to give any Participant the right to be retained in association with the Plan Sponsor, or to interfere with the right of the Plan Sponsor to discharge any Participant at any time regardless of the effect which such discharge will have upon him as a Participant. Each Participant for himself or herself and his or her heirs and assigns shall be deemed conclusively by his or her act of participation herein, to have agreed to and accepted the terms and conditions of this Plan.

ARTICLE III

CONTRIBUTIONS AND EXPENSES

3.1 CONTRIBUTIONS BY PLAN SPONSOR. All contributions, if any, shall be made by the Plan Sponsor; provided, however, that the Board may authorize contributions from other sources. No contributions shall be made by any Participant.

3.2 COMPUTATION OF CONTRIBUTIONS FOR BONUS POLICIES WITH ISSUE DATES PRIOR TO JULY 1, 1999. With respect to Bonus Policies with an Issue Date prior to July 1, 1999, the amount of Plan Sponsor contributions to be made on or before each Allocation Date shall be equal to the applicable percentage (as described in Section 3.5) of First Year Premiums applied to the policy by the Plan Sponsor during the month to which such Allocation Date relates.

3.3 COMPUTATION OF CONTRIBUTIONS FOR BONUS POLICIES WITH ISSUE DATES ON OR AFTER JULY 1, 1999. With respect to Bonus Policies with an Issue Date on or after July 1, 1999, the amount of Plan Sponsor contributions to be made on or before each Allocation Date shall be equal to the applicable percentage (as described in Section 3.5) of annualized First Year Premiums as of the date on which the period of time between the Issue Date and the Paid to Date equals thirteen months. Accordingly, no Plan Sponsor contributions will be made if the period of time between the Issue Date and the Paid to Date is less than thirteen months for any Bonus Policy.

3.4 OFFSET AGAINST CONTRIBUTIONS; RECOVERY OF CREDITED AMOUNTS.

(a) Notwithstanding the provisions of Sections 3.2 and 3.3, the amount to be contributed by the Plan Sponsor may, in the sole discretion of the Plan Sponsor, be reduced to reflect the applicable percentage (as described in Section 3.5) of any First Year Premiums that the Plan Sponsor may, for any reason acting in his sole discretion, determine to refund.

(b) On each Allocation Date, the amount to be allocated to a Participant shall be reduced by the sum of amounts recoverable by the Plan Sponsor relating to refunded First Year Premiums for any period prior to such Allocation Date.

(c) To the extent that the amounts recoverable by the Plan Sponsor have been distributed to a Participant or transferred to the AFL Stock Plan on behalf of a Participant and cannot be recovered pursuant to the procedures set forth in paragraph (b) above, then the amount of such distribution shall create a liability to the Plan Sponsor on the part of the Participant (1) to be charged back as a first lien against future earned commissions on first year or renewal business written by the Participant, or (2) to be paid to the Plan Sponsor by the Participant on demand of the Plan Sponsor.

3.5 APPLICABLE PERCENTAGE FOR BONUS POLICIES. Subject to Sections 3.2, 3.3, and 3.4, the applicable percentage of First Year Premiums received on Bonus Policies shall be as follows:

(a) ASSOCIATES AND SOLICITING BROKERS. The Plan Sponsor shall contribute a total of three and one-half percent (3.5%), such other percentage as may be provided under the accelerated payment option program established by the Plan Sponsor and in effect from time to time, or such other percentage as is determined to be appropriate by the Stock Bonus Management Committee, in any case of the First Year Premiums applied by the Plan Sponsor to the policy (pursuant to the terms of, and for purposes of, Section 3.2) or of the annualized First Year Premiums (pursuant to the terms of, and for purposes of, Section 3.3) for each Bonus Policy properly sold by a Participant who is an Associate or Soliciting Broker in accordance with the policies and procedures of the Plan Sponsor. Such contribution shall be allocated among applicable Participants on the same basis as the percentage allocation among Associates and Soliciting Brokers that is properly designated on the New Business Transmittal.

(b) SALES COORDINATORS. The Plan Sponsor shall contribute seven-tenths of one percent (.7%) (or such other percentage as is determined to be appropriate by the Stock Bonus Management Committee) of the First Year Premiums applied by the Plan Sponsor to the policy (pursuant to the terms of, and for purposes of, Section 3.2) or of the annualized First Year Premiums (pursuant to the terms of, and for purposes of, Section 3.3) for each Bonus Policy properly sold by a Participant or other individual who is assigned in writing to a Sales Coordinator at the time the policy is sold. Such .7% contribution shall be allocated among applicable Participants as necessary based on any allocation among Associates that is properly designated on the New Business Transmittal.

(c) SPECIAL ASSOCIATES. The applicable percentage of First Year Premiums applied by the Plan Sponsor to the policy or annualized First Year Premiums to be contributed with respect to Bonus Policies sold by a Special Associate shall be determined in accordance with the written agreement between the Special Associate and the Plan Sponsor.

3.6 DESIGNATION OF BONUS POLICIES. Bonus Policies will be designated as such by the Plan Sponsor on the schedule of commissions that is made available to Associates, Sales Coordinators, Soliciting Brokers and Special Associates.

3.7 ACTIVE ASSOCIATION. Except as provided in Sections 3.8 and 3.9, contributions will be made only on behalf of Participants who are in Active Association with the Plan Sponsor.

3.8 DEATH AND DISABILITY. In the event of the death or the total and permanent disability of a Participant, contributions will continue to be made on behalf of the Participant with respect to Bonus Policies sold by the Participant if the Participant, at the time of such death or total and permanent disability, has become Vested for Commission. If the Participant has not become Vested for Commission, contributions will be made on behalf of the Participant through the end of the calendar month in which such death or total and permanent disability occurs.

3.9 TRANSFER OR TERMINATION. In the event of the transfer of a Participant to a position of employment with the Plan Sponsor other than as an Associate, Soliciting Broker, Sales Coordinator or Special Associate, or in the event of a termination of a

Participant other than as a result of death or total and permanent disability, if the Participant is not Vested for Commission, contributions will be made on behalf of the Participant through the end of the calendar month in which the transfer or termination date occurs, and the contribution will be reduced to reflect amounts recoverable by the Plan Sponsor with respect to refunded First Year Premiums (as provided for in Section 3.4) up to the last business day of the calendar month in which the date of termination occurs. In the event of a transfer or termination of a Participant who is Vested for Commission, contributions will continue to be made on behalf of the Participant with respect to Bonus Policies sold by the Participant.

3.10 EXPENSES. The Plan Sponsor shall bear all costs incurred in the operation of the Plan other than brokerage and other fees directly related to the purchase of Shares of Stock or other permitted investments. Such brokerage and other related fees shall be paid by Aflac Incorporated pursuant to the terms of the AFL Stock Plan.

ARTICLE IV

PLAN CONTRIBUTIONS

4.1 CREDITING OF CONTRIBUTIONS. Plan Sponsor contributions made during the month shall be credited to each Participant based on the applicable percentage of First Year Premiums applied by the Plan Sponsor to the policy (pursuant to the terms of, and for purposes of, Section 3.2) or of the annualized First Year Premiums (pursuant to the terms of, and for purposes of, Section 3.3) on Bonus Policies properly sold by the Participant, subject to reduction as provided in Section 3.4. The contributions shall be allocated to Participants as necessary based on any allocation among Associates that is properly designated on the New Business Transmittal. On a monthly basis the balance of this contribution amount will be transferred to the Participant's AFL Stock Plan account to purchase Shares of Stock pursuant to the terms of the AFL Stock Plan, or distributed directly to the Participant, as provided in Section 5.1.

4.2 EXPRESSED IN DOLLARS. Contributions shall be expressed in dollars and cents.

4.3 REPORTING. The Participant shall receive reports pursuant to the terms of the AFL Stock Plan with respect to the amount of cash contributed on such Participant's behalf and the total number of Shares of Stock held in the Participant's account under the AFL Stock Plan.

ARTICLE V

TRANSFERS AND DISTRIBUTIONS

5.1 TRANSFER AND DISTRIBUTION OF CONTRIBUTIONS. On a monthly basis, the balance of the contribution owed on behalf of each Participant shall be transferred to the AFL Stock Plan for investment in Shares of Stock on behalf of such Participant if the balance of such contribution equals or exceeds $50 as of an Allocation Date. If the balance totals less than $50 as of an Allocation Date, the contribution balance shall be distributed directly to  the Participant by means of the Participant's monthly commission statement. The Plan Sponsor will not pay interest on funds pending transfer to the AFL Stock Plan. All investments by the AFL Stock Plan shall be made pursuant to the terms of such plan.

5.2 DATE OF TRANSFERS AND DISTRIBUTIONS. Transfers shall be made to the AFL Stock Plan, or distributions made to the Participant, within 45 days following the end of each month in which a bonus becomes due.

5.3 DISTRIBUTIONS UPON DEATH. Subject to the terms of Section 3.8, in the event of the death of a Participant, contributions of less than $50 will continue to be paid by means of the Participant's monthly commission statement. If the Participant's contribution balance equals or exceeds $50, the balance will continue to be transferred to the AFL Stock Plan. The provisions of the AFL Stock Plan will govern the payment of accumulated balances in the Participant's AFL Stock Plan account.

5.4 DISTRIBUTIONS TO AFFILIATES. The Stock Bonus Management Committee shall have absolute discretion to determine the form of distribution under the Plan to a Participant who is at the time of distribution an "affiliate" of Aflac Incorporated within the meaning of Rule 144 under the Securities Act of 1933, as amended. The Stock Bonus Management Committee shall determine which Participants are covered by this provision. In so doing, the Stock Bonus Management Committee shall take into account any information and conclusions furnished to it by the Plan Sponsor and Aflac Incorporated, and may in its discretion seek advice of counsel.

5.5 DISTRIBUTION FOR SPECIAL ASSOCIATES. Notwithstanding anything to the contrary in this Article 5, if the written agreement between the Plan Sponsor and a Special Associate includes provisions regarding distribution of benefits which are inconsistent with the provisions of this Article 5, the provisions of such written agreement shall govern with respect to such Special Associate.

ARTICLE VI

ADMINISTRATION OF PLAN

6.1 ADMINISTRATION.

(a) The Stock Bonus Management Committee shall administer and have complete control of the Plan, subject to the provisions hereof, with all powers necessary to enable it properly to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Stock Bonus Management Committee shall have the power to construe the Plan and to determine all questions that may arise hereunder, including all questions relating to the eligibility of Associates, Soliciting Brokers, Sales Coordinators or Special Associates to participate in the Plan and the amount of benefits to which any Participant may become entitled hereunder. The decision of the Stock Bonus Management Committee upon all matters within the scope of its authority shall be final.

(b) The Stock Bonus Management Committee may establish uniform rules and procedures to be followed by Participants regarding any matter required to administer the Plan.

(c) The Stock Bonus Management Committee shall prepare and distribute information concerning the Plan to the Participants in such manner as it shall deem appropriate and as required by law.

(d) The Stock Bonus Management Committee shall be entitled to rely upon all certificates and reports, if any, furnished by the consultant or actuary of the Plan Sponsor, and upon all opinions given by any legal counsel, accountant or doctor selected or approved by the Plan Sponsor; any action taken or suffered by the Stock Bonus Management Committee in good faith in reliance upon the advice or opinion of such consultant, actuary, legal counsel, accountant or doctor shall be conclusive upon each of them and upon all Participants or other persons interested in the Plan.

6.2 RECORDS. All material acts and determinations of the Stock Bonus Management Committee shall be duly recorded and all such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Plan Sponsor. The Plan Sponsor shall provide all necessary forms, and accounting, clerical and other such services required to carry out the proper administration of the Plan.

6.3 DELEGATION OF AUTHORITY AND EXEMPTION FROM LIABILITY. The administrative duties and responsibilities set forth in this Article 6 may be delegated by the Stock Bonus Management Committee in whatever manner and to whatever extent it chooses to such persons as the Stock Bonus Management Committee selects. To the extent permitted by law, the Plan Sponsor shall indemnify and hold harmless each member of the Stock Bonus Management Committee, any member of the Board of

Directors of the Plan Sponsor, and any other party acting with respect to the Plan at the request of the Plan Sponsor or the Stock Bonus Management Committee, against any and all claims, demands, suits, loss, damages, expense and liability arising from any act or failure to act with respect to the Plan, including any act or failure to act which is deemed to be a breach of such individual's fiduciary responsibilities, unless the same is determined to be due to gross negligence or willful misconduct.

ARTICLE VII

AMENDMENT AND TERMINATION OF PLAN

7.1 AMENDMENT OF THE PLAN. The Plan Sponsor shall have the right at any time to modify, alter, or amend the Plan in whole or in part by instrument in writing duly executed; provided, however, that unless it is necessary to meet the requirements of any state or federal law or regulation, no amendment shall operate to deprive any Participant of any vested right under this Plan.

7.2 TERMINATION OF THE PLAN. The Plan Sponsor has adopted this Plan with the intent that it be continued indefinitely; however, the Plan Sponsor reserves the right at any time to reduce or to discontinue permanently the Plan Sponsor contributions to the Plan or to terminate the Plan by action of the Board. Such reduction or permanent discontinuance of Plan Sponsor contributions or termination may be made without the consent of the Participants or any other persons.

7.3 TRANSFER AND DISTRIBUTION ON TERMINATION. Upon termination of the Plan, the balance of all contributions due to Participants shall be brought up to date as of the last day of the month in which the termination occurs. All contributions shall be distributed to the Participants, or transferred to the AFL Stock Plan on behalf of the Participants, in accordance with the provisions of this Plan.

ARTICLE VIII

PLAN SPONSOR'S RIGHT OF SETOFF AGAINST
PARTICIPANT'S BENEFITS

8.1 RIGHT OF SETOFF; GRANT OF SECURITY INTEREST. Subject to any applicable legal limitations, the Plan Sponsor shall have the right to charge against any benefits owed to a Participant under this Plan, prior to the transfer of any bonus to the AFL Stock Plan on behalf of such Participant, the amount of certain obligations of such Participant to the Plan Sponsor. For purposes of this Section 8.1, "obligations" shall include any indebtedness of the Participant to the Plan Sponsor including, but not limited to, any advances, loans, unearned commissions or credits made by or from the Plan Sponsor to the Participant. In addition, the Plan Sponsor shall have a lien against contributions or benefits which have, or may become, due to such Participant under this Plan, prior to the transfer of any bonus to the AFL Stock Plan on behalf of such

Participant, which lien shall be a first lien in favor of the Plan Sponsor as to such contributions or benefits. In consideration of the right to participate in this Plan and for the benefits paid hereunder to the Participant by the Plan Sponsor, each Participant grants and assigns the Plan Sponsor a security interest in all contributions, rights and benefits which have, or may become, due to the Participant pursuant to this Plan, prior to the transfer of such contributions to the AFL Stock Plan or to the Participant, as the case may be.

ARTICLE IX

MISCELLANEOUS

9.1 HEADINGS. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

9.2 CONSTRUCTION. In the construction of the Plan, the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. The Plan shall be construed in accordance with the laws of the State of Georgia.

9.3 INCORPORATION, ETC. In the event that an individual Participant's business as an Associate is transferred to a corporation, partnership, or other legal entity that becomes an Associate and Participant hereunder, such entity shall, if the Stock Bonus Management Committee so determines, succeed to the individual Participant's benefits and rights hereunder. Conversely, in the event that an Associate that is a corporation, partnership, or other legal entity ceases to be an Associate, any individual Associate who succeeds to the business of that entity shall, if the Stock Bonus Management Committee so determines, succeed to the benefits and rights of that entity hereunder.

9.4 SPENDTHRIFT CLAUSE. Except as provided in the Plan or as otherwise required by law, no benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge shall be void. No such benefit shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit except as specifically provided in the Plan.

9.5 LEGALLY INCOMPETENT. If any Participant is in the judgment of the Stock Bonus Management Committee legally incapable of personally receiving and giving a valid receipt for any payment due him hereunder, the Stock Bonus Management Committee may, unless and until claim shall have been made by a guardian of such person duly appointed by a court of competent jurisdiction, direct that payment or any part thereof be made to such person or to such person's spouse, child, parent, brother or sister, or other person deemed by the Stock Bonus Management Committee to be a proper person to receive such payment. If the Stock Bonus Management Committee is unable, after reasonable effort, to ascertain the identity, whereabouts or existence of any Participant to whom a benefit is payable under this Plan, the benefits otherwise payable to such person shall be forfeited, anything to the contrary contained elsewhere in this Plan notwithstanding. However, if a claim is subsequently made by such person, or if satisfactory proof of death of such person is received by the Stock Bonus Management Committee, the Plan Sponsor shall make a contribution to the Plan which, notwithstanding any provision of this Plan to the contrary, shall be for and so as to enable such benefit to be paid to such person or his estate, as the case may be. Any benefits lost by reason of escheat under applicable state law shall also be forfeited, but shall not be subject to reinstatement.

9.6 CORRECTION OF ERRORS. If any change in records or error results in any Participant being credited with or receiving from the Plan more or less than the person would have been entitled to had the records been correct or had the error not been made, the Stock Bonus Management Committee, upon discovery of such error, shall adjust, as far as practicable, the contributions or transfer or payments, as the case may be, in such a manner as to correct the error. Any Plan Sponsor contribution made by mistake of fact shall be returned to the Plan Sponsor.

9.7 EXCLUSIVE BENEFIT. Except as otherwise specifically provided in this Plan all contributions of the Plan Sponsor under the Plan shall be held and used for the exclusive purpose of providing benefits for Participants.

9.8 LIABILITY OF PLAN SPONSOR. Notwithstanding any provision to the contrary in this Plan, the Plan Sponsor shall at all times remain liable to each Participant for the payment of any vested amounts distributable pursuant to the terms of this Plan to such Participant which are not so distributed in accordance with the terms of this Plan.

9.9 PARTIAL INVALIDITY. If any provision of this Plan is held invalid or unenforceable. its invalidity or unenforceability shall not affect any other provision and this Plan shall be construed and enforced as if such provision had not been included.

ARTICLE X

ARBITRATION

10.1 ARBITRATION. Any dispute arising under or related in any way to the Plan ("Dispute"), to the maximum extent allowed under the Federal Arbitration Act ("FAA"), shall be subject to mandatory and binding arbitration, including any Dispute arising under federal, state or local laws, statutes or ordinances. In any Dispute, all past and present officers, stockholders, employees, Associates, Special Associates, Sales Coordinators, agents and Soliciting Brokers of the Plan Sponsor, who are alleged to be liable or may be liable in any manner to either a Participant or the Plan Sponsor based upon the same allegations made against a Participant or the Plan Sponsor, are intended to be third-party beneficiaries of this Article 10 with full rights to enforce such Article. Regardless of whether the Plan Sponsor is a party, this Article 10 shall be applicable to any Dispute between the Participant and any past and present officers, stockholders, employees, Associates, Special Associates, Sales Coordinators, agents and Soliciting Brokers of the Plan Sponsor. THE PLAN SPONSOR AND THE PARTICIPANTS WAIVE ANY RIGHT TO TRIAL BY A JURY IN A COURT OF LAW TO RESOLVE ANY DISPUTE.

10.2 ARBITRATION PROCEDURE.

(a) The arbitration shall be covered by, and conducted pursuant to, the FAA. The party initiating the Dispute ("Complaining Party") shall notify the other party or parties of the existence of a Dispute by certified mail. Notice to Participants shall be sent to their respective business addresses as they appear in the Plan Sponsor's records and notice to the Plan Sponsor shall be sent to: Arbitration Officer, c/o Aflac Legal Division, 1932 Wynnton Road, Columbus, Georgia 31999.

(b) The Plan Sponsor and the Participants agree to attempt, in good faith, to resolve the Dispute within 15 days of the date that the notice of a Dispute has been given to the other party or parties. If the Dispute cannot be resolved through such informal methods, it shall be resolved by a panel of three arbitrators. The Complaining Party and the Plan Sponsor may each name an arbitrator ("Party Arbitrator"), who need not be neutral and each shall pay all expenses and fees of its selected Party Arbitrator. The Party Arbitrators shall appoint a neutral person to serve as a third arbitrator and to chair the panel ("Neutral Arbitrator"). If the Party Arbitrators are unable to agree on a Neutral Arbitrator, then either the Complaining Party or the Plan Sponsor may request a panel of qualified arbitrators from the headquarters office of the American Arbitration Association. The panel shall consist of an uneven number of qualified arbitrators not to exceed nine in number. The Complaining Party and the Plan Sponsor shall be entitled to up to four peremptory strikes with the party who served notice of the existence of a Dispute exercising the first strike. The one remaining arbitrator from the panel will then serve as the Neutral Arbitrator. The Complaining Party shall have the choice of having the Plan Sponsor pay the fees of the Neutral Arbitrator or, if the Complaining Party prefers, the Plan Sponsor and the Complaining Party will equally divide the expenses and fees for the Neutral Arbitrator.

(c) The arbitrators may permit reasonable discovery as permitted by the Federal Rules of Civil Procedure, but in allowing discovery shall balance the policy favoring discovery against the policy of the FAA to facilitate cost-effective expeditious resolution of disputes. The arbitrators shall have the authority to award any remedy to which any party would be entitled in a court of law unless such remedy has been effectively waived. The hearing shall be at such place as the arbitrators shall set, taking into account the convenience of all parties and witnesses. Upon request by any party, the hearing shall be recorded, including video taping. All rulings shall require concurrence of the majority of the panel. The final award shall be in writing, signed by the arbitrators, and shall be rendered within 30 days of the completion of the hearing and promptly transmitted to the respective parties. Such award shall be binding and conclusive upon all parties hereto subject only to grounds permitted under the FAA for vacating, correcting, or modifying an award.

(d) Any party may request that the arbitration proceeding, including communications between or among the parties and the arbitrators, information and documents produced by any party, hearing or deposition transcripts and all rulings and decisions of the arbitrators, be kept strictly confidential. In the event that any of the parties elects to keep the arbitration proceedings confidential, all parties agree to enter into an appropriate confidentiality agreement. The parties further agree that all papers filed in court in connection with any action to enforce this Article 10 or the arbitrators' award shall be filed under seal.

10.3 ENFORCEMENT OF ARBITRATION. Any party may seek an order of any court of competent jurisdiction to enforce this Article 10. The Plan Sponsor may bring such action in any federal or state court in the State of Georgia and the Participant hereby consents to personal jurisdiction and venue in such court.

10.4 CONSOLIDATION AND CLASS ACTIONS. There shall be no consolidation of claims or class actions without the consent of all parties.

10.5 INJUNCTIVE RELIEF. Any court of competent jurisdiction is authorized to issue any injunctive or other equitable relief in aid of arbitration.

10.6 APPLICABILITY. The provisions of this Article 10 shall apply to any Plan Sponsor contribution made on or after February 11, 2003. Plan Sponsor contributions made prior to February 11, 2003 shall be governed by Section 9.6 of the Plan in effect prior to February 11, 2003.